Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES AGREEMENT IN PRINCIPLE FOR SALE OF COMMERCIAL BUSINESS

DALTON, GEORGIA (June 30, 2021) - The Dixie Group, Inc. (NASDAQ: DXYN) today announced entry into an agreement in principle for the sale of its commercial business to Mannington Mills, Inc. Terms and conditions are to be finalized in the near future.

When completed, Mannington would buy the AtlasMasland business, including certain tufting machines, other equipment and inventories. However, they would not be purchasing any facilities in the proposed transaction. Mannington would absorb the Company's AtlasMasland sales, marketing and product design functions. The Company expects the transition to take several months to complete. During that time, The Dixie Group will continue to manufacture goods for Mannington while they relocate tufting machines and other equipment to their facilities in Calhoun, Georgia.

Commenting on the agreement in principle, Daniel K. Frierson, Chairman and Chief Executive Officer, said, "Our Dixie Residential business is very strong, and, in order to support our Residential growth strategy, we are investing in additional tufting and cabling equipment for the Atmore plant. In addition, we are introducing a new solution-dyed product offering that is currently being launched. This product offering will be supported from our Atmore facility. The strong demand for our residential products along with our new introductions, including the new solution-dyed products, drive the need for more residential products to be produced in our Atmore facility. We will continue to service our rapidly growing TRUCOR™ hard surface business from our Saraland facility."

The Dixie Group (https://investor.dixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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